UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2016

REDHAWK HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-54323

(Commission file number)

20-3866475

(I.R.S. Employer Identification No.)

219 Chemin Metairie Road, Youngsville, Louisiana 70592

(Address of principal executive offices) (Zip Code)

(337)269-5933

(Company's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On February 22, 2016, RedHawk Holdings Corp. (“RedHawk” or the “Company”) entered into a settlement agreement with Howard J. Taylor, RedHawk’s former Chief Executive Officer and Chairman of the Board of Directors, in partial settlement of certain litigation styled RedHawk Holdings Corp. and Beechwood Properties, LLC v. Craig Investments, LLC and Howard J. Taylor (the “Litigation”), filed on or about November 19, 2015 in the Southern District of New York, Case No. 1:15-cv-09127 in connection with certain sale of unregistered securities which occurred in November of 2014.

Currently, Mr. Taylor, through either Concorde Capital Limited (“Concorde”) and/or another entity controlled by Mr. Taylor, owns 18,021,535 shares of common stock of the Company (approximately 4.9% of RedHawk’s outstanding common shares). In exchange for a payment of $42,500 and other consideration provided in the settlement agreement, Mr. Taylor agreed to sell, assign, transfer and/or convey, all of these shares, and the Company agreed to purchase into its treasury, all of these shares owned by Mr. Taylor, which together constitute all of the shares of stock of the Company owned by Mr. Taylor (either through Concorde and/or another entity controlled by Mr. Taylor).

The Litigation remains pending against Craig Investments, LLC, whose members allegedly own 14,905,915 shares of common stock of the Company and warrants to purchase an additional 7,452,959 shares of common stock of the Company at a price of $0.005 per share.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release issued by RedHawk Holdings Corp. on February 22, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2016	RedHawk Holdings Corp.

	By:	/s/ G. Darcy Klug
	Name:	G. Darcy Klug
	Title:	Chief Financial Officer